UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

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Information Statement pursuant to Section 14(c) of the

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The RBB Fund, Inc.

(Name of Registrant as Specified in Its Charter)

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ABBEY CAPITAL FUTURES STRATEGY FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

February 19, 2021

Dear Shareholder:

This letter is being provided to shareholders of the Abbey Capital Futures Strategy Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of a new trading advisory agreement with a new trading adviser.

Abbey Capital Limited (“Abbey Capital” or the “Adviser”) and the Company are required to furnish shareholders with information about new trading advisers and trading advisory agreements. This notification is a condition of an exemptive order that Abbey Capital and the Company received from the Securities and Exchange Commission permitting Abbey Capital, as the Fund’s investment adviser, to hire new trading advisers or make changes to existing trading advisory agreements with the approval of the Company’s board of directors, but without obtaining approval of the Fund’s shareholders.

The enclosed “Information Statement” provides information relating to the approval of a new trading advisory agreement with a new trading adviser of the Fund. The approval of the new trading advisory agreement as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Abbey Capital Futures Strategy Fund.

Best regards,

Salvatore Faia

President

The RBB Fund, Inc., on behalf of the Abbey Capital Futures Strategy Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF THE INFORMATION STATEMENT

The Information Statement is available at www.abbeycapital.com

ABBEY CAPITAL FUTURES STRATEGY FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

INFORMATION STATEMENT

February 19, 2021

This Information Statement is being provided to the shareholders of the Abbey Capital Futures Strategy Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to provide information regarding a new trading advisory agreement among Abbey Capital Limited (“Abbey Capital” or the “Adviser”), Winton Capital Management Limited (“Winton”), Abbey Capital Offshore Fund SPC, a wholly-owned and controlled subsidiary of the Fund organized as a segregated portfolio company under the laws of the Cayman Islands (the “SPC”), and Abbey Capital Onshore Series LLC, another wholly-owned subsidiary of the Fund organized as a Delaware series limited liability company (the “Onshore Subsidiary” and, together with the SPC, the “Subsidiaries”). THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND’S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 35 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation, with current income as a secondary objective. The Fund seeks to achieve its investment objective by allocating its assets between a “Managed Futures” strategy and a “Fixed Income” strategy. The Managed Futures strategy is achieved by the Fund investing a portion of its assets in the Onshore Subsidiary and up to 25% of its total assets in Abbey Capital Master Offshore Fund Limited, a wholly-owned and controlled subsidiary of the Fund organized under the laws of the Cayman Islands (the “Cayman Subsidiary”). The Cayman Subsidiary, in turn, invests all or substantially all of its assets in segregated portfolios of the SPC. The Cayman Subsidiary serves solely as an intermediate entity through which the Fund invests in the SPC. The Cayman Subsidiary makes no independent investment decisions and has no investment or other discretion over the Fund’s investable assets. The Managed Futures strategy investments are designed to achieve capital appreciation in the financial and commodities futures markets. The Adviser allocates the assets of the Subsidiaries to one or more trading advisers (“Trading Advisers”) to manage in percentages determined at the discretion of the Adviser.

In addition to Winton, the Fund’s Trading Advisers consist of the following existing Trading Advisers: Aspect Capital Limited; Crabel Capital Management, LLC; Eclipse Capital Management, Inc.; Episteme Capital Partners (UK), LLP; GAM Systematic LLP, Graham Capital Management, LP; P/E Global, LLC; Revolution Capital Management, LLC; Trigon Investment Advisors LLC; Tudor Investment Corporation; and Welton Investment Partners LLC.

The Adviser will allocate assets of the Subsidiaries to multiple Managed Futures portfolios (the “Segregated Portfolios”) that include investment styles or sub-strategies such as (i) trend following, (ii) discretionary, fundamentals-based investing with a focus on macroeconomic analysis, (iii) strategies that pursue both fundamental and technical trading approaches, (iv) other specialized approaches to specific or individual market sectors such as equities, interest rates, metals, agricultural and soft commodities and (v) systematic trading strategies which incorporate technical and fundamental variables.

Each Trading Adviser invests according to a Managed Futures strategy in one or a combination of (i) options, (ii) futures, (iii) forwards, (iv) spot contracts or (v) swaps, including total return swaps, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices. All commodities futures and commodities-related investments are made in the Segregated Portfolios of the SPC. Each current Trading Adviser is registered with the U.S. Commodity Futures Trading Commission (the "CFTC") as a Commodity Trading Advisor (“CTA”). Trading Advisers that are not registered with the Securities and Exchange Commission (“SEC”) as investment advisers provide advice only regarding matters that do not involve securities.

The Fixed Income strategy invests the Fund's assets primarily in investment grade fixed income securities (of all durations and maturities) in order to generate interest income and capital appreciation, which may add diversification to the returns generated by the Fund's Managed Futures strategy. The Fund must set aside liquid assets, or engage in other SEC or staff-approved measures, to "cover" open positions with respect to certain kinds of derivative instruments. The Fixed Income strategy investments may be used to help cover the Fund's derivative positions.

The Adviser has entered into a trading advisory agreement with each Trading Adviser to manage a portion of one or both of the Subsidiaries’ assets. Each Trading Adviser makes investment decisions for the assets it has been allocated to manage. The Adviser oversees the Trading Advisers for compliance with the Fund's investment objective, policies, strategies and restrictions, and monitors each Trading Adviser's adherence to its investment style. The Board of Directors of the Company (the “Board”) supervises the Adviser and the Trading Advisers, establishes policies that they must follow in their management activities, and oversees the hiring, termination and replacement of Trading Advisers recommended by the Adviser.

Not all of the Trading Advisers listed for the Subsidiaries may be actively managing assets for one or both of the Subsidiaries at all times. Subject to the oversight of the Board, the Adviser may temporarily allocate the assets of one or both of the Subsidiaries away from a Trading Adviser. Situations in which the Adviser may make such a determination include changes in the level of assets in the Fund, changes to the Adviser's view of the Trading Adviser's current opportunities, changes in a Trading Adviser's personnel or a Trading Adviser's adherence to an investment strategy.

The Fund is managed by the Adviser and one or more Trading Advisers unaffiliated with the Adviser. The Adviser also has the ultimate responsibility to oversee the Trading Advisers, and to recommend their hiring, termination and replacement, subject to approval by the Board. The Fund compensates the Adviser for its services at the annual rate of 1.77% of the Fund’s average annual net assets, payable on a monthly basis in arrears. The Adviser compensates the Trading Advisers out of the advisory fee that it receives from the Fund.

The Fund has registered four classes of shares: Class I Shares, Class A Shares, Class C Shares and Class T Shares. Class T Shares are not currently available for sale. The Adviser has contractually agreed to waive its advisory fee and/or reimburse expenses in order to limit total annual fund operating expenses (excluding certain items discussed below) to 1.79%, 2.04%, 2.79% and 2.04% of the Fund's average daily net assets attributable to Class I Shares, Class A Shares, Class C Shares and Class T Shares, respectively. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account and could cause net total annual fund operating expenses to exceed 1.79%, 2.04%, 2.79% or 2.04%, as applicable: acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes. This contractual limitation is in effect until December 31, 2021 and may not be terminated without the approval of the Board. If at any time the Fund's total annual fund operating expenses for a year are less than 1.79%, 2.04%, 2.79% or 2.04%, as applicable, the Adviser may recoup any waived or reimbursed amounts from the Fund within three years from the date on which such waiver or reimbursement was made by the Adviser, provided such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement.

Winton Capital Management Limited and the Winton Agreement

At a regular meeting of the Board held on September 16-17, 2020 (the “Meeting”), the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new trading advisory agreement among Abbey Capital, Winton, and the Subsidiaries (the “Winton Agreement”). The initial allocation of Fund assets to Winton occurred on November 23, 2020.

The terms and conditions of the Winton Agreement are substantially the same as those of the existing trading advisory agreements with the Fund's other Trading Advisers, except that the fee rate to be paid to Winton under the Winton Agreement may differ from the fee rate charged by the Fund's other Trading Advisers pursuant to their respective trading advisory agreements with the Adviser. Under the Winton Agreement, Winton receives a fee from the Adviser to manage a portion of the assets of one or both of the Subsidiaries allocated to Winton by the Adviser (the “Allocated Assets”). Such fee is paid by the Adviser and not by the Fund or the Subsidiaries out of the advisory fee paid by the Fund to the Adviser pursuant to the Advisory Agreement. The Fund would have paid the same amount of advisory fees had the Winton Agreement been in effect during the last fiscal year.

The Winton Agreement provides that Winton shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiaries in accordance with the terms of the Winton Agreement and the Supplemental Trading Agreement entered into by the Adviser and Winton in relation to the Allocated Assets and in accordance with (i) the investment objective, policies and restrictions of the Subsidiaries and the Fund in relation to the Subsidiaries set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Board, all of which have been furnished in writing to Winton, (ii) the written instructions received from the Adviser and the Fund as delivered; and (iii) all laws applicable to the Subsidiaries and Winton’s duties under this Agreement, all as may be in effect from time to time.

The Winton Agreement provides that Winton may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of a Subsidiary as well as other fiduciary or agency accounts managed by Winton, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Winton agrees to be aware of the position limits imposed on certain commodity interest contracts by the CFTC or applicable contract market. Winton currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Subsidiaries given Winton’s current accounts and all proposed accounts for which Winton has a contract to act as a CTA.

The Winton Agreement provides that it will continue in effect for an initial term ending August 16, 2022, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Winton, cast in person at a meeting called for the purpose of voting on such approval. The Winton Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to Winton, by Winton upon 60 days' written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to Winton, and the Winton Agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The Winton Agreement also automatically terminates upon termination of the Advisory Agreement.

The Winton Agreement provides that Winton shall not be liable for any loss arising out of any services carried out under or in connection with the Winton Agreement, except a loss resulting from Winton’s material breach of the Winton Agreement or of its representations or warranties therein, or from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder, or violation of applicable law. Under no circumstances shall Winton be liable for any loss arising out of any act or omission taken by another trading adviser, or any other third party, in respect of any portion of the Fund’s assets not managed by Winton.

The Winton Agreement provides that Winton shall indemnify the Adviser, the Company, the Fund and the Subsidiaries, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, which the Adviser Indemnified Persons may sustain as a result of Winton’s material breach of the Winton Agreement or its representations and warranties therein or as a result of Winton’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Winton Agreement provides that the Adviser shall indemnify Winton, its affiliates and their respective controlling persons (the “Winton Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's material breach of the Winton Agreement or its representations and warranties therein or as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that Winton Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of Winton’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Winton. Winton manages a portion of the Fund’s assets using the Winton Trend Strategy. Winton is incorporated under the laws of England and Wales and its registered office is at 20 Old Bailey, London EC4M 7AN, England. Winton is authorized and regulated by the UK Financial Conduct Authority and is registered as a CTA and commodity pool operator ("CPO") with the CFTC and is a member of the National Futures Association (the "NFA"). Winton is a research-led, quantitative investment management company. The Winton Trend Strategy uses technical macro strategies that are applied to more than 80 liquid futures and FX markets, spanning stock indices, fixed income, currencies, agriculture, metals and energies. David Harding founded Winton in 1997 and he is the principal owner of Winton.

David Harding is the Founder, Chief Executive Officer and Co-Chief Investment Officer of Winton. Mr. Harding has been at the forefront of systematic investment management for more than 30 years. He has founded two successful investment management companies: the first, AHL, was sold to Man Group in 1994; he launched the second, Winton, in 1997. A graduate of Cambridge University, Mr. Harding received a first-class honors degree in natural sciences, specializing in theoretical physics. He founded Winton on the continuing belief that there exist long-term rewards for scientific research into financial markets.

Simon Judes is a Co-Chief Investment Officer of Winton. Mr. Judes leads the development of Winton’s investment strategies. Previously, Mr. Judes was Winton’s Futures Strategy Manager, responsible for all futures trading systems. Since joining Winton in 2008, he has worked on projects including the design of several commodity and equity systems. Mr. Judes has a first-class honors degree from Oxford University, as well as a PhD in physics from Columbia University, where his thesis focused on string theory and cosmology.

Carsten Schmitz is a Co-Chief Investment Officer of Winton. Mr. Schmitz leads the development of Winton’s investment strategies and is responsible for the firm’s PM Platform initiative. Prior to this, Mr. Schmitz oversaw the management of Winton’s research division. Mr. Schmitz joined Winton in 2008, after earning a Diploma with distinction from RWTH Aachen in Germany and a PhD with distinction from the University of Zurich. For his PhD and postdoctoral position, Mr. Schmitz worked at the DESY collider facility in Hamburg, analyzing data from high-energy particle collisions.

Joss Anstey is the Head of Investment Operations at Winton. Mr. Anstey joined Winton in 2012 as a foreign exchange trading specialist and was promoted to Head of Execution in 2014. He began his career in 2004 as a foreign exchange analyst at Lehman Brothers. In 2008, he moved to Nomura and the following year to Société Générale where he was appointed as a director responsible for foreign exchange, emerging markets and derivatives institutional sales. Mr. Anstey holds a first class degree in mathematics and an MSc with distinction in finance, both from Imperial College, London.

Nick Saunders is the Chief Operating Officer of Winton. Mr. Saunders is responsible for Winton’s client solutions, operations, technology and administrative functions globally. Mr. Saunders joined Winton in 2011 and has previously held other senior positions, including Head of Investment Operations, and Chief Information Officer, in which he oversaw technology across Winton’s business. Prior to Winton, Mr. Saunders was Co-Head of European Operations at Marshall Wace and worked in the prime brokerage department of Merrill Lynch. Mr. Saunders holds a BA degree in geography from the University of Birmingham.

Principal Executive Officers and Directors. Set forth below is a list of each executive officer and director of Winton indicating position(s) held with Winton. The address of each individual is c/o Winton at the address noted above.

Name	Position(s) Held with Winton
David Harding	Chief Executive Officer and Co-Chief Investment Officer
Simon Judes	Co-Chief Investment Officer
Carsten Schmitz	Co-Chief Investment Officer
Nick Saunders	Chief Operating Officer
Brigid Rentoul	Director, General Counsel
Adam Waghorn	Chief Compliance Officer
Christopher Maynard	Chief Financial Officer

Other Advisory Clients. Winton does not act as investment adviser or sub-adviser to any other registered investment company having a similar investment objective to that of the Fund.

Board’s Considerations in Approving the Winton Agreement

The Board, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the 1940 Act) approved the Winton Agreement at the Meeting.

The Winton Agreement. In considering the approval of the Winton Agreement, the Board took into account all materials provided prior to and during the Meeting and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting. Among other things, the Board considered (i) the nature, extent, and quality of services to be provided to the Fund by Winton; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Winton’s investment philosophies and processes; (iv) Winton’s assets under management and client descriptions; (v) Winton’s soft dollar commission and trade allocation policies; (vi) Winton’s advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) Winton’s compliance procedures; and (viii) Winton’s financial information and insurance coverage.

The Board also considered the fees payable to Winton under the proposed Winton Agreement and the services to be provided by Winton. In this regard, the Board noted that the fees for Winton were payable by Abbey Capital.

After reviewing the information regarding the Adviser’s and Winton’s costs, profitability and economies of scale, and after considering the services to be provided by Winton, the Board concluded that the trading advisory fees to be paid by Abbey Capital to Winton were fair and reasonable, that the Winton Agreement is in the best interests of the Fund and its shareholders and does not involve a conflict of interest from which the Adviser derives an inappropriate advantage, and that the Winton Agreement should be approved for an initial period ending August 16, 2022.

Additional Information

Advisory and Trading Advisory Fees. For the fiscal year ended August 31, 2020, after waivers, the Fund paid advisory fees to the Adviser of $13,292,139, and the Adviser paid trading advisory fees to the Trading Advisers in the aggregate amount of $4,478,750.

As of January 31, 2021 (the “Record Date”), the Company’s directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. For the fiscal year ended August 31, 2020, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreement. Abbey Capital, an Irish limited company founded in 2000, serves as the investment adviser to the Fund. The Adviser's principal place of business is located at 1-2 Cavendish Row, Dublin 1, Ireland. Cavendish Capital Limited owns 100% of Abbey Capital. As of January 31, 2021, the Adviser had over $3.6 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC and as a CTA and a CPO with the CFTC (September 2000), and is a member of the NFA. Abbey Capital serves as the Fund's and Subsidiaries' investment manager pursuant to the Advisory Agreement.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Abbey Capital Limited
Tim Brosnan	Director and Non-Executive Chairman
Peter G. Carney	Chief Operating Officer
Anthony Gannon	Director and Chief Investment Officer
Claire Gately	Non-Executive Director
David McCarthy	Non-Executive Director
Louise Harris	Chief Compliance Officer
David McInerney	Chief Financial Officer
Patrick Ryan	Chief Risk Officer
Mick Swift	Director and Chief Executive Officer

The Fund compensates the Adviser for its services at an annual rate of 1.77% of the average daily net assets of the Fund. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and the Subsidiaries and matters incidental thereto. The Advisory Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated at any time, on 60 days' written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Administrator and Distributor. U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund’s administrator and Quasar Distributors, LLC, 111 East Kilbourn Avenue, Suite 2200, Milwaukee, Wisconsin 53202, serves as the Fund’s principal underwriter.

Shareholder Reports. The Fund will furnish, without charge, copies of its August 31, 2020 annual report to any shareholder upon request addressed to: Abbey Capital Futures Strategy Fund, c/o U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, WI 53202. The Fund's annual report may also be obtained, without charge, by calling 1-844-261-6484.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, following shares of each class of the Fund were outstanding.

Abbey Capital Futures Strategy Fund	Shares Outstanding
Class A	1,286,492
Class C	470,822
Class I	79,875,179
Class T	None

As of the Record Date, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address	Number of Shares Owned	Percentage of Class Shares Owned
Abbey Capital Futures Strategy Fund — Class I	Merrill Lynch Pierce Fenner & Smith, For The Sole Benefit Of Its Customers 4800 Deer Lake Drive East Jacksonville, FL 32246-6484	23,607,771	29.56
Abbey Capital Futures Strategy Fund — Class I	Morgan Stanley Smith Barney LLC For The Exclusive Benefit Of Its Customers 1 New York Plz, FL 12 New York, NY 10004-1932	12,658,633	15.85
Abbey Capital Futures Strategy Fund — Class I	Wells Fargo Clearing Services LLC Special Custody Acct for the Exclusive benefit of Customer 2801 Market St St. Louis, MO 63103-2523	8,629,171	10.80
Abbey Capital Futures Strategy Fund — Class I	Wells Fargo Bank NA FBO Omnibus Account PO Box 1533 Minneapolis, MN 55480-1533	6,182,834	7.74
Abbey Capital Futures Strategy Fund — Class I	UBS WM USA SPEC CDY A/C EBOC UBSFSI 1000 Harbor Blvd Weehawken, NJ 07086-6761	4,581,656	5.74
Abbey Capital Futures Strategy Fund — Class I	Charles Schwab & Co, INC Special Custody A/C FBO Customers Attn: Mutual Funds 211 Main St. San Francisco, CA 94105-1905	4,175,175	5.23
Abbey Capital Futures Strategy Fund — Class A	Morgan Stanley Smith Barney LLC For the Exclusive Benefit Of Its Customers 1 New York Plz, FL 12 New York, NY 10004-1932	680,317	52.88
Abbey Capital Futures Strategy Fund — Class A	National Financial Services LLC 499 Washington Blvd Fl 4th Jersey City, NJ 07310-1995	149,687	11.64
Abbey Capital Futures Strategy Fund — Class A	Merrill Lynch Pierce Fenner & Smith, For The Sole Benefit Of Its Customers 4800 Deer Lake Drive East Jacksonville, FL 32246-6484	112,801	8.77
Abbey Capital Futures Strategy Fund — Class A	Charles Schwab & Co, INC Special Custody A/C FBO Customers Attn: Mutual Funds 211 Main St. San Francisco, CA 94105-1905	110,403	8.58
Abbey Capital Futures Strategy Fund — Class A	UBS WM USA SPEC CDY A/C EBOC UBSFSI 1000 Harbor Blvd Weehawken, NJ 07086-6761	97,222	7.56
Abbey Capital Futures Strategy Fund — Class C	Morgan Stanley Smith Barney LLC For The Exclusive Benefit Of Its Customers 1 New York Plz, FL 12 New York, NY 10004-1932	196,213	41.67
Abbey Capital Futures Strategy Fund — Class C	Raymond James Omnibus for Mutual Funds 880 Carillon Parkway, St. Petersburg, FL 33716-1102	107,071	22.74
Abbey Capital Futures Strategy Fund — Class C	UBS WM USA SPEC CDY A/C EBOC UBSFSI 1000 Harbor Blvd Weehawken, NJ 07086-6761	104,163	22.12

Abbey Capital Futures Strategy Fund — Class C	US Bank NA FBO Clients PO Box 1787 Milwaukee, WI 53202	31,975	6.79

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company’s principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.

Householding Information. If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of this Information Statement will be sent to shareholders at the same address. If you would like to receive a separate copy of this Information Statement, please call toll-free at 1-844-261-6484 or write to the Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. If you currently receive multiple copies of Information Statements or shareholder reports and would like to request to receive a single copy of documents in the future, please call the toll-free number or write to the address above.

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